                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   ROBERT HALF INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   ROBERT HALF INTERNATIONAL INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                         ROBERT HALF INTERNATIONAL INC.
                              2884 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                   TO BE HELD
                             WEDNESDAY, MAY 6, 1998
                                   9:00 A.M.

To the Stockholders:

    The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the "Company") will be held at 9:00 a.m. on Wednesday, May 6, 1998 at The Westin Hotel--San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

     1. To elect two directors.

     2. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

    Only stockholders of record at the close of business on March 16, 1998 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STEVEN KAREL
                                          SECRETARY

Menlo Park, California
March 25, 1998

                                  --IMPORTANT--
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                         THANK YOU FOR ACTING PROMPTLY.

                         ROBERT HALF INTERNATIONAL INC.

                              -------------------

                                PROXY STATEMENT
                              -------------------

                                  INTRODUCTION

    The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the "Board") of Robert Half International Inc., a Delaware corporation (the "Company"), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company's stockholders is March 25, 1998. The proxy is solicited for use at the annual meeting of stockholders (the "Meeting") to be held at 9:00 a.m. on Wednesday, May 6, 1998, at The Westin Hotel--San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 16, 1998 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 16, 1998 the Company had outstanding and entitled to vote 91,692,329 shares of its common stock, $.001 par value ("Common Stock").

    A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. Solicitation of proxies may be made by directors, officers or employees of the Company by telephone or personal interview as well as by mail. Costs of solicitation will be borne by the Company.

    An automated system administered by the Company's transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

    The Company effected a two-for-one stock split in the form of a stock dividend in June 1996 and a three-for-two stock split in the form of a stock dividend in September 1997. All share and price per share amounts in this Proxy Statement have been restated, as appropriate, to reflect the stock splits.

                      NOMINATION AND ELECTION OF DIRECTORS

NOMINEES OF THE PRESENT BOARD OF DIRECTORS

    The By-Laws of the Company provide for a Board of Directors consisting of not less than six nor more than eleven directors. The size of the Board of Directors is presently set at seven and there are no vacancies.

    The Board of Directors is divided into three classes serving staggered three year terms. Currently, there are two directors in Class I, whose terms expire in 2000, three directors in Class II, whose terms expire in 1999, and two directors in Class III, whose terms expire at the 1998 Annual Meeting. However, if the stockholders of the Company do not approve the continuing classification of the Board of Directors at the 1999 Annual Meeting of Stockholders, then the terms of all directors shall expire at the 2000 Annual Meeting of Stockholders and all directors elected at the 1999 Annual Meeting of Stockholders or any subsequent meeting of stockholders shall hold office for a one-year term. Each Director holds office until the annual meeting in the year in which his term expires and until his successor is elected and qualified.

    The current members of Class III, whose terms expire at the Annual Meeting, are Edward W. Gibbons and Harold M. Messmer, Jr., both of whom are nominees.

    Proxies cannot be voted for more than two persons. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Proxies solicited by the Board will be voted "FOR" the election of Messrs. Gibbons and Messmer unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

    The following table lists the name of each current member of the Board of Directors, his age at January 31, 1998, the Class of which he is a member and the period during which he has served as a director.

                                                                                                CURRENT   DIRECTOR
                                          NAME                                            AGE    CLASS      SINCE
----------------------------------------------------------------------------------------  ----  -------  -----------
Andrew S. Berwick, Jr. .................................................................   64      I        1981
Frederick P. Furth......................................................................   63      I        1983
Edward W. Gibbons.......................................................................   61     III       1988
Harold M. Messmer, Jr. .................................................................   51     III       1982
Frederick A. Richman....................................................................   52     II        1994
Thomas J. Ryan..........................................................................   73     II        1987
J. Stephen Schaub.......................................................................   57     II        1989

    Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company, for more than the past five years. He is Chairman Emeritus of California Healthcare System.

    Mr. Furth has been senior partner of the law firm of Furth, Fahrner & Mason for more than the past five years. He is the Proprietor and Chairman of the Board of Chalk Hill Winery and Chairman of the Board of the Furth Family Foundation.

    Mr. Gibbons has been a partner in Gibbons, Goodwin, van Amerongen, a private merchant banking firm, since its founding in 1969. Mr. Gibbons is also currently a director of Foodmaker, Inc.

    Mr. Messmer has been Chairman of the Board since 1988, Chief Executive Officer since 1987 and President since 1985. Mr. Messmer is a director of Airborne Freight Corporation, Health Care Property Investors, Inc. and Spieker Properties, Inc.

    Mr. Richman is a senior tax partner of the law firm of O'Melveny & Myers, of which he has been a member since 1978.

    Mr. Ryan has been Chairman of the Board of Directors and Chief Executive Officer of ISU International, a franchisor of independent insurance agents, since 1979.

    Mr. Schaub has been President and owner of J.S. Schaub & Co., Inc., a firm engaged in investments and financial consulting, for more than the past five years. Since 1984, he has also been Chief Financial Officer, part owner and a director of Northwest Energy Services, Inc., a privately owned engineering firm specializing in energy audits, installation and financing of energy conservation measures.

THE BOARD AND COMMITTEES

    The Board of Directors has standing Audit, Compensation, Stock Plan and Executive Committees. The Board currently has no standing nominating committee.

    The Audit Committee, composed of Messrs. Berwick, Richman and Schaub, met once during 1997. The function of the Audit Committee is to recommend to the full Board of Directors the firm to be retained by the Company as its independent auditors, to consult with the auditors with regard to the plan of audit, the results of the audit and the audit report, and to confer with the auditors with regard to the adequacy of internal accounting controls.

    The Compensation Committee, composed of Messrs. Furth, Berwick and Ryan, met twice during 1997 and acted once by unanimous written consent. The function of the Compensation Committee is to establish compensation policies for the Company's senior officers and to administer non-stock compensation plans in which officers, directors and employees are eligible to participate.

    The Stock Plan Committee, a subcommittee of the Compensation Committee composed of Messrs. Berwick and Furth, met four times during 1997 and acted once by unanimous written consent. The Stock Plan Committee administers the Company's equity incentive plans.

    The Executive Committee, composed of Messrs. Messmer, Furth and Gibbons, met three times during 1997. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

    The Board met five times during 1997 and acted once by unanimous written consent. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held while he was a member thereof.

EXECUTIVE OFFICERS

    The following table lists the name of each executive officer of the Company, his or her age at January 31, 1998, and his or her current positions and offices with the Company:

               NAME                  AGE                        OFFICE
-----------------------------------  ---  --------------------------------------------------
Harold M. Messmer, Jr. ............  51   Chairman of the Board, President and Chief
                                            Executive Officer
M. Keith Waddell...................  40   Senior Vice President, Chief Financial Officer and
                                            Treasurer
Robert W. Glass....................  39   Senior Vice President, Corporate Development
Steven Karel.......................  47   Vice President, Secretary and General Counsel
Barbara J. Forsberg................  37   Vice President and Controller

    Mr. Waddell has been Senior Vice President of the Company since 1993, Chief Financial Officer of the Company since 1988 and Treasurer since 1987. From 1986, when he joined the Company, until 1993, he served as Vice President.

    Mr. Glass has been Senior Vice President, Corporate Development, since 1993. He served as Vice President, Corporate Development from 1988 until 1993. From 1987 until 1988, he served as Vice President, Planning of the Company.

    Mr. Karel has been Vice President and General Counsel of the Company since 1989 and Secretary since 1993.

    Ms. Forsberg has been Vice President of the Company since 1993 and Controller since 1990.

    The executive officers of the Company are also officers of the Company's wholly owned subsidiaries.

    All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman, President and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under "Compensation of Executive Officers" below.

    There are no family relationships between any of the directors or executive officers.

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth information as of February 28, 1998 concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director, (iii) the five executive officers of the Company who had the highest combination of salary and bonus during 1997, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before May 31, 1998 ("Exercisable Options"). All persons have sole voting and investment power except as otherwise indicated.

                                                       SHARES OF      PERCENT
                                                     COMMON STOCK        OF
                                                     BENEFICIALLY      COMMON
             NAME OF BENEFICIAL OWNER                  OWNED(A)        STOCK
--------------------------------------------------  ---------------   --------
Putnam Investments, Inc. .........................  12,068,271(a)     13.2%
  One Post Office Square
  Boston, MA 02109
FMR Corp. ........................................  6,007,750(b)       6.6%
  82 Devonshire Street
  Boston, MA 02109
Ronald Baron......................................  4,650,512(c)       5.1%
  Baron Capital Group, Inc.
  767 Fifth Avenue
  New York, NY 10153
Andrew S. Berwick, Jr. ...........................    282,000(d)       0.3%
Frederick P. Furth................................  2,579,300(e)       2.8%
Edward W. Gibbons.................................    821,835(f)       0.9%
Harold M. Messmer, Jr.............................  1,837,098(g)       2.0%
Frederick A. Richman..............................     58,500(h)       0.1%
Thomas J. Ryan....................................    228,318(i)       0.3%
J. Stephen Schaub.................................  2,786,229(j)       3.0%
M. Keith Waddell..................................    660,857(k)       0.7%
Robert W. Glass...................................    304,584(l)       0.3%
Steven Karel......................................    138,641(m)       0.2%
Barbara J. Forsberg...............................    187,776(n)       0.2%
All executive officers and directors as a group
  (11 persons)....................................  9,885,138         10.6%

------------------------
(a) Information is as of December 31, 1997, the latest date for which information is available to the Company. According to a Schedule 13G filed by Putnam Investments, Inc., these shares are held indirectly by Putnam Investments, Inc. and its parent, Marsh & McLennan Companies, Inc. and directly by various entities controlled by Putnam Investments, Inc., including Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., all of which own such shares in their capacities as investment advisers or investment managers. According to the Schedule 13G, shared dispositive power is held with respect to all of such shares and shared voting power is held with respect to 457,485 of such shares.

(b) Information is as of December 31, 1997, the latest date for which information is available to the Company. According to a Schedule 13G filed by FMR Corp., these shares are held indirectly by FMR Corp. and Edward C. Johnson 3d (Chairman and a significant stockholder of FMR Corp.) and Abigail
    P. Johnson (director and a significant stockholder of FMR Corp.) and directly by various entities controlled by FMR Corp., including Fidelity Management & Research Company and Fidelity Management Trust Company, all of which own such shares in their capacities as investment advisers, investment companies, investment managers or banks. According to the Schedule 13G, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 226,100 of such shares.

(c) Information is as of February 12, 1998, the latest date for which information is available to the Company. According to a Schedule 13D filed by Mr. Baron, 75,000 of these shares are held directly by him and the remaining shares are held directly or indirectly by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Baron Asset Fund, each of which is a holding company, investment advisor or investment company of which Mr. Baron is President or Chief Executive Officer. According to the
    Schedule 13D, shared dispositive and voting power is held with respect to 3,711,312 of such shares.

(d) Includes 78,000 shares that may be acquired upon the exercise of Exercisable Options.

(e) Includes 1,641,600 shares as to which Mr. Furth has voting power but not dispositive power, 172,400 shares owned by the Furth Family Foundation, a charitable foundation of which Mr. Furth is a director, as to which shares Mr. Furth has shared voting and dispositive powers, and 78,000 shares that may be acquired upon the exercise of Exercisable Options. Also includes 4,500 shares owned by Mr. Furth's wife, as to which shares he has sole voting and dispositive power.

(f) Includes 108,000 shares that may be acquired upon the exercise of Exercisable Options. Also includes 15,000 shares owned by Mr. Gibbons' wife.

(g) Includes 760,601 shares that may be acquired upon the exercise of Exercisable Options, 954,623 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, 103,346 shares as to which Mr. Messmer shares voting and dispositive power with his wife and 14,724 shares held by Mr. Messmer as custodian for his children, as to which shares Mr. Messmer has voting and dispositive power but disclaims beneficial ownership.

(h) Includes 48,000 shares that may be acquired upon the exercise of Exercisable Options.

(i) Includes 78,000 shares that may be acquired upon the exercise of Exercisable Options and 12,750 shares held by NAYR Group, LP, of which Mr. Ryan is a limited partner.

(j) Includes 48,000 shares that may be acquired upon the exercise of Exercisable Options, 73,362 shares owned by Schaub Family Partners, LP, of which Mr. Schaub is general partner but has no limited partnership interest, and 28,500 shares held by The Schaub Foundation, as to which shares Mr. Schaub shares voting and dispositive power but in which he has no pecuniary interest. Also includes 1,294,254 shares as to which Mr. Schaub has voting power (and with respect to 458,559 of which shares Mr. Schaub has a right of first refusal) but in which he has no pecuniary interest.

(k) Includes 243,448 shares that may be acquired upon the exercise of Exercisable Options, 385,101 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 89,075 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(l) Includes 185,268 shares that may be acquired upon the exercise of Exercisable Options, 57,428 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, and 60,148 shares as to which Mr. Glass shares voting and dispositive power with his wife.

(m) Includes 42,230 shares that may be acquired upon the exercise of Exercisable Options and 55,431 shares acquired pursuant to Company benefit plans, as to which shares Mr. Karel has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(n) Includes 104,902 shares that may be acquired upon the exercise of Exercisable Options and 57,125 shares acquired pursuant to Company benefit plans, as to which shares Ms. Forsberg has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

                         COMPARATIVE PERFORMANCE GRAPH

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following Performance Graph shall not be deemed to be incorporated by reference into any such filings.

    The following graph compares, through December 31, 1997, the cumulative return of the Company's Common Stock, an index of certain publicly traded employment services companies, and the S&P 500. The graph assumes the investment of $100 at the end of 1992 and reinvestment of all dividends. The information presented in the graph was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 ROBERT HALF
                INTERNATIONAL        PEER GROUP INDEX(A)(B)   S&P 500 INDEX
1992                           $100                    $100             $100
1993                           $198                    $109             $110
1994                           $362                    $145             $112
1995                           $632                    $167             $153
1996                         $1,030                    $183             $189
1997                         $1,812                    $239             $252

------------------------
(a) This index represents the cumulative total return of the Company and the following corporations providing temporary or permanent employment services:
    CDI Corp., Kelly Services, Inc., Manpower Inc. and The Olsten Corporation. Many of the Company's direct competitors are privately held. However, the selected corporations, which for the most part are general employment agencies and therefore not comparable to the Company, which is a specialized staffing service, constitute the best approximation of a peer group among companies that were publicly traded for the entire five-year period.
(b) In the Company's previous proxy statements, Uniforce Services, Inc. was included in the Peer Group Index. Uniforce ceased to be publicly traded in 1997, so full five-year information is not available. Therefore, Uniforce has been excluded from the Index. Its exclusion from the Index has caused an insignificant change in the performance of the Peer Group Index. (Inclusion of Uniforce in the Index for the full years during which it was publicly traded would result in a change of less than 1% in each such year.)

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following tables provide information as to compensation for services of the five executive officers of the Company who had the highest combination of salary and bonus with respect to 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                        ----------------------------------------------------------------
                                                                 RESTRICTED
                                                               STOCK AWARDS(A)
                                         ANNUAL         -----------------------------     SECURITIES
                                      COMPENSATION                         MARKET         UNDERLYING
         NAME AND                 --------------------   NUMBER OF        VALUE ON          STOCK          ALL OTHER
    PRINCIPAL POSITION      YEAR   SALARY     BONUS        SHARES      GRANT DATE(B)       OPTIONS      COMPENSATION(D)
--------------------------  ----  --------  ----------  ------------   --------------   --------------  ----------------
Harold M. Messmer, Jr.....  1997  $500,000  $1,204,819    380,868(c)    $11,635,205     465,500 shares      $319,011
  Chairman and Chief        1996  $387,122  $  882,353    450,000       $ 8,756,250     450,000 shares      $285,915
  Executive Officer         1995  $375,847  $  646,687    277,908       $ 2,821,509     318,129 shares      $119,720
M. Keith Waddell..........  1997  $247,500  $  572,289    155,561(c)    $ 4,618,412     172,500 shares      $227,434
  Senior Vice               1996  $225,000  $  441,176    150,000       $ 2,918,750     150,000 shares      $207,497
    President               1995  $200,000  $  330,444    127,560       $ 1,295,072     147,081 shares      $ 94,794
Robert W. Glass...........  1997  $160,000  $  228,916     12,000(c)    $   450,000      22,850 shares      $ 94,099
  Senior Vice               1996  $155,000  $  188,235      7,500       $   170,625      15,000 shares      $ 85,596
    President               1995  $145,000  $  159,108     40,260       $   408,747      35,802 shares      $ 54,266
Steven Karel..............  1997  $160,000  $  108,434     21,500(c)    $   806,250      32,100 shares      $ 66,484
  Vice President            1996  $150,000  $   88,235     21,014       $   478,057      26,223 shares      $ 60,419
                            1995  $135,000  $   56,873     33,273       $   337,810      27,177 shares      $ 33,115
Barbara J. Forsberg.......  1997  $160,000  $  108,434     18,800(c)    $   496,850      59,400 shares      $ 60,544
  Vice President            1996  $135,000  $   76,471     15,000       $   291,875      15,000 shares      $ 49,904
                            1995  $110,000  $   55,455     19,500       $   203,625      27,240 shares      $ 25,935

------------------------------
(a) At December 31, 1997, Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg held an aggregate of 1,092,893, 429,313, 73,906, 71,733 and 51,200 shares of restricted stock, respectively, having a market value, on that date of $43,715,720, $17,172,520, $2,956,240, $2,869,320 and $2,048,000,
    respectively. All restricted stock awards vest automatically upon the occurrence of a Change in Control. The executive officers have the right to receive any dividends paid on restricted shares.

(b) Determined by multiplying the number of shares granted by the fair market value of the Company's Common Stock on the date of grant, without giving effect to the diminution of value attributable to vesting restrictions.

(c) Grants vest at the rate of 25% per year over the first four years following the grant.

(d) The amounts in this column relating to 1997 include (a) $12,627 paid for life insurance for Mr. Messmer and (b) $189,361, $152,996, $75,752, $51,481
    and $47,892 allocated in the Company's records for the benefit of Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg, respectively, pursuant to defined contribution plans that pay the benefits allocated thereunder only upon the executive officer's retirement, death or termination of employment. The amounts in this column also include amounts deemed to be compensation under the rules of the Securities and Exchange Commission related to the present value of the premium payments made by the Company for the benefit of the named executive officers under the Company's split-dollar life insurance program. Such amounts in fiscal year 1997 amounted to $117,023, $74,438, $18,347, and $15,003 for Messrs. Messmer, Waddell, Glass,
    Karel and $12,652 for Ms. Forsberg. Premiums paid by the Company will be reimbursed to the Company on termination of the respective policies to the extent and provided there is sufficient cash value. Cash value in excess of such premiums is paid to the executive's beneficiary.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS
                                           -----------------------------------------------------
                                                           % OF TOTAL
                                             NUMBER OF       OPTIONS
                                            SECURITIES     GRANTED TO                                   GRANT
                                            UNDERLYING      EMPLOYEES     EXERCISE                      DATE
                                              OPTIONS       IN FISCAL      OR BASE    EXPIRATION       PRESENT
                  NAME                      GRANTED(A)        YEAR          PRICE        DATE         VALUE(B)
-----------------------------------------  -------------  -------------  -----------  ----------  -----------------
Harold M. Messmer, Jr....................      10,500(c)         0.5%    $  22.75       01/01/07  $      124,748*
                                              330,000(d)        17.0%    $  22.4167     01/02/07  $    3,882,660**
                                              125,000(e)         6.4%    $  37.50       12/11/07  $    2,381,457***
M. Keith Waddell.........................       5,550(c)         0.3%    $  22.75       01/01/07  $       65,938*
                                              151,469(d)         7.8%    $  22.4167     01/02/07  $    1,782,129**
                                               15,481(e)         0.8%    $  37.50       12/11/07  $      294,939***
Robert W. Glass..........................       2,850(c)         0.1%    $  22.75       01/01/07  $       33,860*
                                               20,000(e)         1.0%    $  37.50       12/11/07  $      381,033***
Steven Karel.............................       2,100(c)         0.1%    $  22.75       01/01/07  $       24,950*
                                               30,000(e)         1.5%    $  37.50       12/11/07  $      571,550***
Barbara J. Forsberg......................       1,800(c)         0.1%    $  22.75       01/01/07  $       21,385*
                                               27,600(d)         1.4%    $  22.4167     01/02/07  $      324,732**
                                               30,000(e)         1.5%    $  37.50       12/11/07  $      571,550***

  * In order for the assumed values to be realized, the total market value of all outstanding shares of the Company's Common Stock would have to increase by approximately $1,064,000,000 from its value on the grant date.

 ** In order for the assumed values to be realized, the total market value of all outstanding shares of the Company's Common Stock would have to increase by approximately $1,054,000,000 from its value on the grant date.

*** In order for the assumed values to be realized, the total market value of all outstanding shares of the Company's Common Stock would have to increase by approximately $1,735,000,000 from its value on the grant date.

------------------------
(a) All grants entitle the holder to satisfy tax withholding obligations resulting from exercise by reduction in the number of shares otherwise deliverable. In addition to the specified vesting schedule, (i) the options granted to Messrs. Messmer, Waddell, Glass and Karel may vest upon termination of employment under certain circumstances pursuant to their respective severance agreements described below, (ii) all grants vest automatically upon death, disability or the occurrence of a change in control and (iii) all grants are subject to accelerated vesting at the discretion of the Compensation Committee.

(b) Calculated in accordance with the Binomial Model for estimating the value of stock options, which estimates the present value of an option based upon assumptions as to future variables such as interest rate and stock price volatility. The Binomial calculations assumed an expected volatility of 34.09%, an interest rate of between 5.82% and 6.54%, depending on the grant date, no dividends, a 3% annual reduction until the option is fully vested to reflect risk of forfeiture and the indicated expiration date. The actual value, if any, realized on the exercise of an option will depend on the excess of the fair market value of the stock over the exercise price on the date the option is exercised, and may be substantially different from the value estimated by the Binomial Model.

(c) Vests in four equal annual installments on each of December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003.

(d) This grant vests in four equal annual installments on each of December 31, 1997, December 31, 1998, December 31, 1999 and December 31, 2000.

(e) This grant vests in four equal annual installments on each of December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF                      VALUE OF
                                                           SECURITIES UNDERLYING              UNEXERCISED
                                                                UNEXERCISED                   IN-THE-MONEY
                               SHARES                             OPTIONS                       OPTIONS
                              ACQUIRED                       AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                 ON          VALUE       --------------------------  ------------------------------
            NAME              EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------------  ---------  --------------  -----------  -------------  --------------  --------------
Harold M. Messmer, Jr.......    350,000  $   10,052,507     670,601      1,122,212   $   19,068,348  $   24,003,321
M. Keith Waddell............     75,000  $    1,671,798     313,448        422,186   $    9,213,343  $    9,764,631
Robert W. Glass.............     75,000  $    1,934,068     185,268         85,817   $    6,428,457  $    1,908,928
Steven Karel................     60,000  $    1,899,713      42,230         77,725   $    1,239,891  $    1,225,886
Barbara J. Forsberg.........          0               0     101,902         87,644   $    3,442,424  $    1,402,936

    Harold M. Messmer, Jr., Chairman of the Board, President and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2001. Under the terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $525,000 and will receive certain other benefits, including life insurance and tax planning. In the event the employment of Mr. Messmer is terminated involuntarily other than for cause, or voluntarily within thirty (30) days following a change in control of the Company, he is entitled to receive severance compensation. The amount of such severance compensation shall be, at Mr. Messmer's election, either (i) his base salary, at the rate in effect on the date of termination, plus an equal amount annually in lieu of a bonus, through the stated expiration date of his agreement, or (ii) the present value of such payments. If Mr. Messmer's employment is terminated by reason of death or disability, he or his estate will receive only 75% of his base salary through the termination date of the agreement and will not receive any amount in lieu of bonus. The employment agreement provides for automatic renewal for an additional year on each December 31.

    Severance agreements, which were recommended in 1989 by an outside compensation consulting firm, have been entered into with Messrs. Messmer, Waddell, Glass and Karel. Each severance agreement provides that the employee will be paid between six and 24 months base salary (depending upon length of service) if his employment is terminated without cause, as defined in the agreement. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated, such amount to be paid when bonuses are generally paid pursuant to the plan. (Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both this agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid.) On the termination date, any unvested stock or options would become fully vested, as would any amounts accrued for the employee's benefit under the Deferred Compensation Plan (a defined contribution plan that pays benefits only upon retirement, death or other termination of employment).

    The Company had in effect a key executive retirement plan, which was terminated in 1987. Participants in the plan prior to its termination will continue to receive benefits thereunder. The only current employee participating in the plan is Mr. Messmer, who participates pursuant to a separate retirement agreement. Under Mr. Messmer's retirement agreement, as amended, if Mr. Messmer's employment is terminated (whether voluntarily or involuntarily) for any reason, he is to receive monthly benefits commencing the month following the date of his employment termination. Monthly benefit payments are a specified percentage, depending upon his age at retirement, (the "Retirement Percentage") of the sum of $2,500 plus 1/12 of Mr. Messmer's highest combination of Salary and Bonus (as such terms are defined in his retirement agreement) with respect to any of the five calendar years prior to the date his employment with the Company terminates. For purposes of the retirement agreement, Salary is defined as the greater of (a) actual cash base salary paid during the year or (b) the amount calculated for the year by increasing $413,019 annually each calendar year after 1995 on a compound basis by the annual percentage increase in the Consumer Price Index for the preceding calendar year (but not by more than 10% or less than 4%) through the date of retirement. Bonus is defined as cash bonus or amounts paid in lieu of cash bonus. The Retirement Percentage (which was established at its current levels on the recommendation of an outside compensation consulting firm) is 30% if Mr. Messmer retires at age 50, and increases by 0.25% for each month Mr. Messmer delays his retirement beyond age 50, to a maximum of 66% if Mr. Messmer retires at or after age 62. Notwithstanding the foregoing, the Retirement Percentage is 66% if a Change in Control (as defined in the plan) occurs prior to Mr. Messmer's retirement. Such monthly benefits will be increased annually thereafter by the rate of increase in the consumer price index (but not more than 7 1/2%) that existed at the end of the calendar year prior to his retirement, plus any additional increases in such rate (but not more than a total of 7 1/2%) that occur in subsequent calendar years, and are to be paid until his death. For the first 15 years after his termination of employment, Mr. Messmer or his beneficiary will also receive a supplemental monthly benefit that varies depending upon his retirement age, which benefit will be $6,241 per month if he retires at age 50, and increases by 8%, compounded, for each year he delays his retirement beyond age 50 through, but not beyond, age 62. This supplemental benefit is not subject to the annual CPI increase provisions. The retirement agreement also provides that if Mr. Messmer dies before his employment is otherwise terminated or after his employment terminates but before receiving 180 monthly retirement payments, such payments are to be made to his designated beneficiary beginning the month following his death until an aggregate of 180 monthly retirement payments have been made. If his designated beneficiary is his wife, after the payment for the 180th month has been made, she will continue to receive monthly payments until her death of half the amount he would have received. Both of these death benefits are subject to the annual CPI increase provisions. Pursuant to the retirement agreement, the Company will annually fund an irrevocable grantor trust as necessary to provide for its obligations under the retirement agreement. Upon Mr. Messmer's termination of employment, the Company will deliver to him (or his beneficiary) an annuity or, at his request, a lump sum cash payment, and annually thereafter the Company will pay him any additional post-retirement CPI increases.

    The Company has adopted an Excise Tax Restoration Agreement under which the current executive officers and directors who become subject to such a tax in connection with a change of control receive a cash payment equal to the sum of the excise tax due, in addition to an amount necessary to restore the individual to the same after-tax position as if no excise tax had been imposed.

                           COMPENSATION OF DIRECTORS

    Each outside director received an annual fee of $20,000 for services as a director during 1997, $1,000 for each board meeting attended, and an annual fee of $3,000 for each committee (but not subcommittee) on which he serves as a member. Effective January 1, 1998, the annual fee for service as a director will be $30,000. All directors receive reimbursement for travel and other expenses directly related to activities as directors.

    Each outside director also receives an annual option grant under the Outside Directors' Option Plan. The plan provides for the automatic granting of options to outside directors (currently all directors other than Mr. Messmer) on the day of each Annual Meeting of Stockholders. On such day, each outside director will receive an option for the purchase of 12,000 shares. However, if such individual has not previously been granted an option by the Company, the grant will be for the purchase of 15,000 shares, rather than 12,000 shares. The exercise price for all options is 100% of the fair market value on the date of grant. All options are for a term of ten years and will vest at the rate of 25% per year for each of the first four years. However, all options vest automatically and immediately upon the occurrence of a Change in Control (as defined in the plan). No option may be exercised until at least six months after its grant date. Unvested options terminate on the day that an individual ceases to be a director. Vested options may be exercised for a limited period following termination. Each of the outside directors (all directors other than Mr. Messmer) was, pursuant to the terms of the plan, granted an option on May 7, 1997 (the date of the 1997 Annual Meeting of Stockholders) at an exercise price of $26.8333 per share, the fair market value on the date of grant. Each of such grants was for an option to purchase 12,000 shares.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

    The Compensation Committee is composed of Frederick P. Furth, Andrew S. Berwick, Jr., and Thomas J. Ryan.

    ISU Insurance Services of San Francisco has acted as broker and paying agent for the Company with respect to certain of the Company's insurance policies. Total payments received by ISU Insurance Services of San Francisco for these services (net of amounts paid to ISU Insurance Services and remitted to the insurance carriers) aggregated approximately $250,000 in 1997 and are expected to aggregate a similar amount in 1998. Mr. Ryan is Chairman of ISU Insurance Services of San Francisco, the stock of which is owned by members of Mr. Ryan's family. ISU Insurance Services of San Francisco is a franchisee of ISU International, a corporation of which Mr. Ryan is Chairman of the Board and Chief Executive Officer and a majority of whose stock is owned by Mr. Ryan.

    Frederick A. Richman, a director, is a partner in the law firm of O'Melveny & Myers, which has performed legal services for the Company from time to time. Amounts paid by the Company to O'Melveny & Myers have not been material.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

    The Compensation Committee, after consultation with and upon the recommendation of an outside compensation consulting firm, developed the philosophy statement set forth below, which it has followed in every year since 1989, when it was first adopted:

    "Compensation policies and practices, and other related programs, will be developed and designed in line with the following statement of compensation philosophy:

    The overriding objective of the Company's compensation and benefit program is to attract, retain and reward talented employees through programs that also align with and support the Company's goals and strategies.

    A competitive compensation package will be provided for all positions:

    - Positions that participate in short-term incentive plans because of their significant impact on short-term performance will have salaries that are set at the 50th percentile. Additional short-term incentive pay will allow total annual pay at the 75th percentile if target performance is achieved.

    - Key executives with significant impact on the long-term performance of the Company will also participate in long-term incentive plans (stock and/or cash plans) that will result in total target pay at the 90th percentile if short- and long-term performance targets are achieved.

    Survey data reflective of relevant labor markets will be used to determine actual pay levels that are consistent with desired competitive levels. In addition to external pay data, internal relationships among positions and differences in impact and importance of positions will influence pay. All compensation programs will incorporate "pay for performance" concepts by allowing pay of individual employees to vary according to individual, unit and company performance:

    - Performance planning and appraisal systems, together with incentive programs where appropriate, will direct and reward effort and performance of employees."

    The Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personnel services business in which there are few tangible assets and in which people represent the true "assets" of the Company. The Committee is also mindful of the fact that the Company's industry is fractured with a myriad of private firms owned by entrepreneurial individuals representing the Company's most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company's compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent and the Committee believes the Company's compensation program achieves this result. Annual base salaries, bonuses, restricted stock and stock option awards are all designed to achieve the above-specified goals. Generally, annual bonus awards are based upon earnings per share, and each executive's bonus is increased or decreased, according to a formula, in relation to how the actual earnings per share compares with the target earnings per share for the year set by the Committee. The Committee believes that the emphasis placed upon equity grants (restricted stock and stock options) aligns the interest of the officers with those of the stockholders, and makes a significant portion of executive compensation contingent upon long-term positive share price performance.

    In establishing compensation levels for the Chief Executive Officer, the Compensation Committee followed the guidelines and policies described above. In addition, the Committee also considered several subjective factors related to the Company's business. These included, among other things, the Company's strong cash position and its continued generation of strong cash flow, the Company's performance relative to both its public and private competitors, the Chief Executive Officer's ability to develop and maintain significant business relationships for the Company and the complexity of managing an international service business. The Committee also noted the following items:

    1. The Company's stock price increased approximately 78% from the beginning of the year to the end of the year.

    2.  Earnings per share were 49% higher in 1997 than in 1996.

    3. The Company's stock performance during the five year period from January 1, 1993 through December 31, 1997, calculated on a total return to investors basis, ranked 6th out of over 1,900 New York Stock Exchange companies.

    4. The Company was one of fewer than 40 companies, and was the only staffing firm, recognized by THE WALL STREET JOURNAL on its "Honor Roll" as having posted superior average compound annual total returns for each of the last one, three, five and ten year periods.

    5. In 1997, the Company was recognized by FORTUNE magazine as one of the 100 fastest-growing U.S. companies, based on three-year sales and earnings growth.

    In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Andrew S. Berwick, Jr.
                               Frederick P. Furth
                                                                  Thomas J. Ryan

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board has selected Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company during 1998. Arthur Andersen LLP has acted as auditors of the Company and its predecessor since 1977. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

                             STOCKHOLDER PROPOSALS

    To be considered for presentation at the 1999 Annual Meeting of Stockholders, a stockholder proposal must be received at the office of the Company not later than November 25, 1998.

                                 OTHER MATTERS

    The proxy holders are authorized to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STEVEN KAREL
                                          SECRETARY

Menlo Park, California
March 25, 1998

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, POST-PAID ENVELOPE.

                        ROBERT HALF INTERNATIONAL INC.
                             2884 SAND HILL ROAD
                             MENLO PARK, CA 94025

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold M. Messmer, Jr. and Andrew S. Berwick, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 16, 1998 at the annual meeting of stockholders to be held on May 6, 1998 or any adjournment thereof.






                                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                                   ------------
                                                                    See Reverse
                                                                        Side
                                                                   ------------



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

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
          DIRECTORS OF THE COMPANY.                          -----  Please mark
                                                               X   your choices
                                                             -----   like this


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1.

-------------------------------------------------------------------------------

1.  Election of Directors: Edward W. Gibbons, Harold M. Messmer, Jr.

/ / FOR all nominees listed  / / WITHHOLD AUTHORITY
    above (except as marked      to vote for all
    to the contrary below)       nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee, write nominee's name on the space provided below.


--------------------------------------------------



2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

-------------------------------------------------------------------------------

                                 __ __    Please sign exactly as name appears
                                      |   hereon. When shares are held by joint
                                      |   tenants, both should sign. When
                                      |   signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporation name by President or
                                          other authorized officer. If a
                                          partnership, please sign in
                                          partnership name by authorized
                                          person.

                                          Date ___________________________, 1998

                                          Signature ____________________________

                                          Signature, if held jointly ___________



           PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY
                        USING THE ENCLOSED ENVELOPE.
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